WACHOVIA CORPORATION

                     SECOND 1997 DECLARATION OF AMENDMENT TO
                           JEFFERSON BANKSHARES, INC.
                           INCENTIVE STOCK PLAN (1985)


         THIS DECLARATION OF AMENDMENT, made this 24th day of October, 1997, by WACHOVIA CORPORATION, a North Carolina corporation (the "Corporation), to the Jefferson Bankshares, Inc. Incentive Stock Plan (1985) (the "Plan").

                                R E C I T A L S:

         WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of June 9, 1997 by and between the Corporation and Jefferson Bankshares, Inc. ("Jefferson"), Jefferson will merge with and into the Corporation, with the Corporation as the surviving corporation; and

         WHEREAS, pursuant to Section 6.13 of the Merger Agreement, as of the effective time of the merger (the "Merger"), the Corporation shall honor, in accordance with the terms of the Plan, all outstanding obligations to current and former Jefferson employees; and

         WHEREAS, pursuant to Sections 15 and 16 of the Plan, the Board may terminate or amend the Plan, subject to the terms of the Plan; and

         WHEREAS, in connection of its assumption of awards under the Plan, and subject to the consummation of the Merger, the Corporation has determined that it would be in the best interest of the Corporation to make certain amendments to the Plan in order to facilitate administration of the Plan and to conform certain provisions in the Plan with other stock incentive plans maintained by the Corporation.

         NOW, THEREFORE, IT IS DECLARED, that, effective immediately following the effective time of the Merger, the Plan shall be amended as follows:

         1. All references in the Plan to the "Corporation", including but in no way limited to the definition of the term contained in the Preamble to the Plan, shall hereafter be deemed to be references to Wachovia Corporation.

         2. All references to the term "Common Stock," including but not limited to the definition of the term in Section 4 of the Plan, shall hereafter be deemed to be references to the Common Stock of Wachovia Corporation.

         3. All references to the term "Committee," including but not limited to the definition of the term contained in Section 2 of the Plan, shall hereafter be deemed to be references to the


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 Management Resources and Compensation Committee of the Board of Directors of
 Wachovia Corporation.

         4. Section 2 of the Plan shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  "2.      Administration.

                  "The Plan shall be administered by the Management Resources and Compensation Committee of the Board of Directors of the Corporation (the 'Committee'). To the extent required by Rule 16b-3, (i) each member of the Committee shall be a 'non-employee director,' as such term is defined in Rule 16b-3 or any successor rule; and (ii) the Committee shall be comprised of no fewer than the minimum number of non-employee directors as may be required by Rule 16b-3. The Committee may adopt rules and regulations from time to time for carrying out the Plan, and the interpretation and construction of its provisions by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. Subject to the provisions of the second sentence of this Section 2, the Committee may, in its sole discretion, delegate to the Chief Executive Officer of the Corporation the authority to grant Awards, and to make any or all of the determinations reserved for the Committee in the Plan, to any individual who (i) is not deemed to be an officer or director of the Corporation subject to Rule 16b-3 and (ii) is otherwise eligible to participate under Section 3."


         IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Wachovia Corporation as of the day and year first above written.


                                                     WACHOVIA CORPORATION


                                                  By: /s/ Leslie M. Baker, Jr.
                                                      Chief Executive Officer

ATTEST:


/s/ Alice Washington Grogan
Secretary

[Corporate Seal]


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                                                   EXHIBIT 99.4